Exhibit 10.30
SUMMARY OF EXECUTIVE BONUS PLAN
ASYST TECHNOLOGIES, INC.
     Our Executive Bonus Plan is a variable incentive compensation program pursuant to which our officers and other senior managers may be awarded compensation in addition to their base salary. The actual incentive award depends on the extent to which the Company determines that articulated objectives have been achieved. The Compensation Committee of the Asyst Board of Directors administers the Plan, including establishing company and individual performance objectives for each executive officer and determining the individual’s performance against those objectives.
     In May 2006, the Compensation Committee also established a target cash bonus amount for each of the Company’s executive officers under the Company’s annual incentive program for its fiscal year 2007. The target bonus amounts for the individual executive officers range from 65% to 125% of base salary. The Compensation Committee has the discretion to award to individual officers more or less than the target bonus amount, based on the Committee’s assessment of an individual’s performance against identified individual objectives. The Compensation Committee will determine the bonus program fund based on the company’s reported earnings per share for its fiscal year ended March 31, 2007.